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Exhibit 99.1

Internap Significantly Improves Cash Forecast by
Restructuring Equipment Lease Obligations

SEATTLE, May 29, 2002—Internap Network Services (NASDAQ: INAP), the leading provider of intelligent routing services over the Internet, announced today that it has restructured its equipment lease obligations for 2002 and 2003, which it expects will result in $18.0 million of cash savings over the next 21 months. Internap reaffirms it will become EBITDA profitable during the fourth quarter of 2002 with sufficient cash reserves.

"With no significant debt, an improved cash position and consistently solid quarterly results, we are making rapid strides toward our previously stated goal of EBITDA profitability during the fourth quarter of this year," said John Scanlon, Chief Financial Officer of Internap Network Services. "We are managing our cash flows better by financing our long-term assets with long-term obligations. We expect to meet these obligations at a time of projected cash flow from operations."

As a result of the restructuring, Internap expects the following:

  •
  Cash use to be $18.0 million less than previously forecast for the balance of 2002 and 2003;

  •
  Cash use for the second quarter to be in the range of $21.0 to $23.0 million, which includes a one-time payment as part of the restructured equipment lease agreement;

  •
  Its cash balance to be in excess of $40.0 million at the end of the second quarter; and

  •
  Cash use for the third quarter to be in the range of $9.0 to $11.0 million.

Under the terms of the restructuring agreement, all proceeds from the one-time payment were applied to reduce the company's capital lease obligations. When payments resume in March 2004, the remaining portion of the restructured capital lease obligation will be paid down from March 2004 through February 2007. Details of the restructuring can be found in Internap's 8-K filed with the Securities and Exchange Commission.

"I'm pleased we've accomplished this important step in improving our balance sheet," said Greg Peters, President and CEO of Internap Network Services. "Internap remains comfortable with sequential revenue growth despite the negative market dynamics throughout the telecommunications industry."

Internap Investor Contact: Tim Hanson Internap Network Services 206-262-3742 thanson@internap.com	Internap Media Contact: Bill Hankes Internap Network Services 206-262-3737 bhankes@internap.com

About Internap

Internap provides customers with certainty over the Internet through its patented route management technology and service guarantees. This managed IP service intelligently routes data across the major Internet backbones through a single connection from a customer's network to one of Internap's Service Points. Internap's customers bypass congestion points on the Internet, avoiding packet loss, latency and other difficulties that can plague conventional Internet connectivity. Founded in 1996 in Seattle, Internap offers services in numerous key markets throughout the United States, Europe and Japan including Amsterdam, Atlanta, Boston, Chicago, London, Los Angeles, New York, San Francisco, San Jose, Seattle, Tokyo and Washington, DC. Internap® and P-NAP®are registered trademarks of Internap. All other trademarks and brands are the property of their respective owners. For more information, visit www.internap.com.

Internap "Safe Harbor" Statement

This release may contain projections or other forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Internap with the SEC, including without limitation its most recent Reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including, among other things, Internap's history of operating losses and expected future losses, Internap's limited operating history, fluctuations in Internap's quarterly operating results, Internet infrastructure and regulatory changes, volatility of stock price, deployment of new Service Points, integration of acquired businesses and rapid technological and market change. All forward-looking statements are based on information available to Internap on the date hereof, and Internap assumes no obligation to update such statements.

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Internap Significantly Improves Cash Forecast by Restructuring Equipment Lease Obligations